Exhibit 2.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of March 28, 2014 by and between Capital Z Financial Services Fund II, L.P. (the “Seller”) and Universal American Corp. (the “Buyer”).

WHEREAS, the Seller holds approximately 14 million shares of common stock, par value $0.01 per share, of Universal American Corp. (“Buyer Common Stock”);

WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, 5,926,181(1) shares (collectively, the “Redemption Shares”) of Buyer Common Stock;

WHEREAS, the parties hereto desire to set forth the terms and conditions of their agreements and understandings.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein contained and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.             Sale and Transfer of the Redemption Shares. Subject to the terms and conditions of this Agreement, at the Closing (as defined below), the Seller agrees to sell, assign, transfer, convey and deliver the Redemption Shares to the Buyer, and the Buyer agrees to purchase and redeem the Redemption Shares for a purchase price for each Redemption Share equal to $6.03 (collectively, referred to as the “Transaction”).

2.             Closing.  The closing of the Transaction (the “Closing”) shall occur at the offices of the Seller at 10:00 am (NY time) on the next business day following satisfaction of the closing conditions set forth in Section 3.  The date of the Closing is herein called the “Closing Date”.  The Buyer and Seller agree to use commercially reasonable efforts to cause the Closing to occur as soon as possible after the date hereof.

3.             Conditions to Closing; Termination.  The respective obligations of the Seller and the Buyer to consummate the Transaction shall be subject to the fulfillment at or prior to the Closing of each of the conditions set forth below.  No party hereto may rely on the failure of any condition set forth in this Section 3 if such party’s failure to comply with any provision of this Agreement was a proximate cause of such failure of condition.

a.              No Injunction.  At the Closing, there shall be no effective injunction, writ or preliminary restraining order or any order of any nature issued by a court of other governmental authority of competent jurisdiction to the effect that the Transaction may not be consummated as herein provided.

(1)  The Buyer entered into a similar share purchase agreement with an affiliate of the Seller to purchase 73,819 shares, which aggregates 6,000,000 shares.

b.              Instruments of Conveyance.  At the Closing, the Seller shall deliver to Buyer the items referenced in Section 5 of this Agreement.

c.               Representations and Warranties.  At the Closing, the representations and warranties of each of the Buyer and Seller in this Agreement shall be true and correct and authorized representatives of Buyer and Seller shall deliver certificates to the other dated the Closing Date to such effect.

d.              Regulatory Approvals. At the Closing, the Regulatory Approvals shall have been obtained. For purposes of this Agreement, Regulatory Approvals means divestiture of control of a domestic insurer filing for and approval by the Texas Department of Insurance with respect to Seller.

4.             Termination.  This Agreement may be terminated at any time prior to the Closing:

a.              By mutual consent of the Seller and the Buyer.

b.              By either the Seller or the Buyer if the Closing Date shall not have occurred on or before June 30, 2014.

5.             Instruments of Conveyance and Transfer. At the Closing, the Seller shall deliver to the Buyer evidence that the Seller has completed electronic delivery of the Redemption Shares through the Depository Trust Company Deposit/Withdrawal at Custodian system to the account of the Buyer, in each case evidencing the transfer of the Redemption Shares to the Buyer, dated the date of the Closing, and in such form satisfactory to the Buyer as shall be effective to vest in the Buyer good and valid title to the Redemption Shares, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever. The Seller shall at any time, and from time to time, following the Closing, execute, acknowledge and deliver all further assignments, transfers, and any other such instruments of conveyance, upon the request of the Buyer, to confirm the sale of the Redemption Shares hereunder.

6.             Payment by the Buyer. At the Closing, the Buyer shall deliver to the Seller by wire transfer of immediately available funds an aggregate amount equal to $35,734,871(the “Purchase Price”).

7.             Representations and Warranties of Seller. As of the date hereof and the date of the Closing, the Seller represents and warrants that:

(a)     The Seller has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement.

(b)     The execution and delivery by the Seller of this Agreement and the consummation of the transactions contemplated hereby (i) have been duly and validly authorized by all necessary action on part of the Seller and when duly and validly executed, will constitute a legal, valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, (ii) will not conflict with, result in a breach of, constitute a default under, or violate the organizational documents of Seller or (iii) to the knowledge of Seller will not result in the need for the consent of any other individual or a corporation, partnership, limited liability company, joint venture, trust, regulatory governmental agency or authority or other organization or entity of any kind, except for the Regulatory Approvals set forth in Section 3(d).

(c)      . The Redemption Shares are owned by the Seller, free and clear of any option, call, contract, commitment, demand, lien, charge, security interest or encumbrance whatsoever, and Seller will convey to the Buyer good title to the Redemption Shares free and clear of all options, calls, contracts, commitments, demands, liens, charges, security interests or encumbrances whatsoever.

(d)     The Seller (i) is a “qualified institutional buyer” within the meaning of Rule 144A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), or an institutional “accredited investor” as that term is defined in Regulation D promulgated under the Securities Act (“Regulation D”) and has such knowledge, sophistication and experience in financial and business matters as to be capable of evaluating independently the merits, risks and suitability of entering into this Agreement and the transactions contemplated hereby, (ii) is able to bear the risks attendant to the transactions contemplated hereby, and (iii) is dealing with the Buyer on a professional arm’s-length basis as defined in Regulation D.

8.             Representations and Warranties of the Buyer. As of the date hereof and the date of the Closing, the Buyer represents and warrants that:

(a)     The Buyer has the full, absolute and entire power and legal right to execute, deliver and perform this Agreement.

(b)     The execution and delivery by the Buyer of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary action on part of the Buyer and when duly and validly executed, will constitute a legal, valid and binding obligation of the Buyer enforceable against the Buyer in accordance with its terms.

9.             Acknowledgments. As of the date hereof and the date of the Closing, the Seller separately acknowledges that:

(a)     The Seller has not relied upon any representations (whether oral or written) with respect to the Buyer or the Redemption Shares other than as set forth in this Agreement.

(b)     The Seller has had an opportunity to discuss the Buyer’s business, management and financial affairs with directors, officers and management of the Buyer. The Seller has also had the opportunity to ask questions of and receive answers from, the Buyer and its management regarding the terms of this transaction. The Seller believes that it has received all the information it considers necessary or appropriate for deciding whether to sell the Redemption Shares and has made its own analysis and decision to sell the Redemption Shares to the Buyer based upon such information as the Seller deems appropriate.

(c)      The Seller acknowledges (i) that the Buyer has not made any representation or warranty, express or implied, except as set forth herein, regarding any aspect of the sale and redemption of the Redemption Shares, the operation or financial condition of the Buyer or the value of the Redemption Shares, and (ii) that the Buyer is relying upon the truth of the acknowledgements in this Section 9 in connection with the purchase and redemption of the Redemption Shares hereunder.

(d)     The Seller has had a full and complete opportunity to consult legal, tax and business advisors and has in fact consulted such advisors with respect to this agreement and any matters contemplated hereunder. The Seller further acknowledges that it has not engaged or employed any broker or finder in connection with the transactions referred to herein and that the sale of the Redemption Shares has been privately negotiated by the Seller and the Buyer.

10.          Release, Discharge and Waiver. Effective from and after the date of the Closing, the Seller, for itself and its officers, directors, partners, affiliates, members, respective successors and assigns, hereby irrevocably forever release, discharge and waive any and all claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages of any kind, whether directly, derivatively, representatively or in any other capacity, against the Buyer or any of its subsidiaries or affiliates and their respective present and/or past directors, officers, members, shareholders, employees, fiduciaries or agents, and their respective successors and assigns, which are based upon, arise from or in any way relate to or involve, directly or indirectly, the Seller’s purchase and ownership of the Redemption Shares. Notwithstanding the foregoing, but subject to Section 9, nothing contained in this Section 10 shall constitute any release, discharge or waiver to the extent that the applicable claims, rights, causes of action, suits, obligations, debts, demands, liabilities, controversies, costs, expenses, fees or damages arise out of a breach of this Agreement.

11.          Expenses.  Each party shall bear their own attorneys’ fees and costs incurred in connection with this Agreement and the transactions contemplated  hereby.

12.          Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

13.          Consent to Jurisdiction; Service of Process.  The parties hereto agree that any suit action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought exclusively in federal or state courts located in the Borough of Manhattan, New York, New York, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

14.          WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO  HEREBY IRREVOCABLY WAIVES  ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

15.          Invalidity or Unenforceability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

16.          Benefits and Burdens. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective estates, executors, administrators, legatees, heirs, and personal and legal representatives, successors and permitted assigns and, in the case of Section 10, the persons identified therein not party hereto (provided their consent shall not be required to change or modify such section).

17.          Change; Waiver. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the party waiving its rights. The failure of either party at any time to insist upon, or any delay by either party at any time to insist upon, strict performance of any condition, promise, agreement or understanding set forth herein shall not be construed as a waiver or relinquishment of the right to insist upon strict performance of the same condition, promise, agreement or understanding at a future time.

18.          Entire Agreement. This Agreement sets forth all of the promises, agreement, conditions, understandings and covenants between the parties hereto with respect to the subject matter referred to herein, and there are no promises other than as set forth herein. Any and all prior agreements with respect to such subject matter are hereby revoked. This Agreement is, and is intended by the parties to be, an integration of any and all prior agreements or understandings, oral or written, with respect to such subject matter.

19.          Headings. The headings and other captions in this Agreement are for convenience and reference only and shall not be used in interpreting, construing or enforcing any of the provisions of this Agreement.

20.          Counterparts. This Agreement may be executed in any number of counterparts, which may be by facsimile and/or PDF/email, all of which counterparts taken together shall constitute one and the same instrument.

21.          Survival of Representations and Warranties.  All representations and warranties and acknowledgments contained herein or made in writing by any party in connection herewith shall survive the execution and delivery of this Agreement and the Closing.

22.          Announcements. The Seller will not make any public announcement regarding the Transaction without the prior written consent of Universal American Corp.

23.          Notices.  All notices or other communications required or permitted under this Agreement shall be delivered by email to the following persons:

a.              Seller:  craig.fisher@capitalz.com

b.              Buyer:  twolk@universalamerican.com

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

BUYER:

UNIVERSALAMERICAN CORP.

By:	/s/ Robert Waegelein
Name: Robert Waegelein
Title: President and Chief Financial Officer

SELLER:

CAPITAL Z FINANCIAL SERVICES FUND II, L.P.

By:	Capital Z Partners, Ltd.,
its General Partner

By:	/s/ Craig Fisher
Craig Fisher
General Counsel